Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Oiltanking Partners Reports Record Financial Results for the
Third Quarter of 2014

HOUSTON — November 5, 2014 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported net income of $36.5 million, or $0.34 per unit for the third quarter of 2014, an 11% increase over net income of $32.9 million, or $0.33 per unit reported for the third quarter of 2013. The Partnership completed a two-for-one common and subordinated unit split on July 14, 2014, and all references to unit and per unit amounts in this press release have been adjusted to reflect the effect of the unit split.

On October 17, 2014, the Partnership declared an increase in its quarterly cash distribution to $0.2725 per unit, or $1.09 per unit on an annualized basis, for the third quarter of 2014. The third quarter distribution is our 12th consecutive quarterly increase since going public in the third quarter of 2011 and represents a 4.8% increase over the $0.26 per unit distribution declared with respect to the second quarter of 2014 and a 22.5% increase over the $0.2225 per unit distribution declared with respect to the third quarter of 2013. The third quarter 2014 cash distribution will be paid on November 14, 2014.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased 9% to $44.6 million for the third quarter of 2014, compared to $41.0 million for the third quarter of 2013. The Partnership reported distributable cash flow of $38.6 million for the third quarter of 2014, a 4% increase from $37.2 million reported for the third quarter of 2013. Distributable cash flow provided 1.5 times coverage of the cash distribution that will be paid to partners for the third quarter of 2014. The Partnership retained $12.6 million of distributable cash flow in part to fund expansion projects. Distributable cash flow and Adjusted EBITDA are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

“Our Partnership reported solid results this quarter supported by growth in our storage capacity,” said Laurie Argo, Chief Executive Officer of the general partner of Oiltanking Partners, L.P. “We also are excited about the progress of our current growth projects that will add additional storage capacity. Construction on Appelt II is progressing well, with 10 of the 11 tanks complete, leaving a balance of only 105,000 barrels to be completed. We are on track to bring this tank online no later than year end. The Appelt Phase III contracting process is almost complete with the majority of the 3.5 million barrels of storage capacity contracted and the balance expected to be signed no later than the end of the year,” added Argo.

The Partnership’s revenues increased by approximately $7.9 million, or 13%, to $66.4 million for the third quarter of 2014 compared to the same period in 2013, due to higher storage service fee and throughput fee revenues, partially offset by lower ancillary service fee revenues. Storage service fee revenue grew by $8.4 million due to new storage capacity of approximately 4.8 million barrels placed into service since September 30, 2013. Throughput fee revenues increased by $0.1 million during the third quarter of 2014 due to higher fees related to pipeline throughput and in-terminal sales between customers, partially offset by lower fees related to liquefied petroleum gas (“LPG”) exports at the Partnership’s Houston terminal in the current period.

Operating expenses for the third quarter of 2014 were $15.9 million compared to $11.3 million for the third quarter of 2013. The $4.6 million increase was primarily due to higher personnel costs and property taxes largely attributable to increased capacity. Selling, general and administrative expenses increased by $0.7 million to $6.9 million for the third quarter of 2014, primarily due to the issuance of unit-based compensation in July 2014.

“We are also pleased with the progress of the initial 4.2 million barrel phase of the Beaumont expansion project. Initial permitting is complete, and all construction contracts for tankage and manifolds have been awarded. The foundation work for the first four tanks is finished with the remaining eight tank foundations expected to be completed by the end of the year. In addition to tankage, the initial phase of the 6.2 million barrel project will carry the manifold system, pipeline connectivity, as well as a new deep-water draft finger pier,” Argo continued.

Construction of the Partnership’s two crude oil pipelines between Crossroads and the Appelt facilities are progressing on schedule. The 24-inch pipeline is in service, with volumes flowing northbound into Shell’s Ho-Ho pipeline. A majority of the 36-inch pipeline has been laid with only tie-ins and pumps remaining before it is expected to be operational. This line will have the ability to receive volumes from the Keystone Gulf Coast Houston Lateral Project at mainline rates and deliver them directly into customer tanks.

The Partnership’s Houston Dock 8/9 expansion is also progressing as planned. Dock 8, which was taken out of service for six weeks beginning in June, has resumed full operations and now is able to accommodate 45-foot draft, 950-foot LOA, 174-foot beam ships. Dock 9, the berth added when the existing dock was converted to a finger pier, will be operational by the end of 2014 and is expected to be able to accommodate 42-foot draft, 780-foot LOA, 142-foot beam ships, as well as barge traffic.

The Partnership reaffirms its expectation of capital expenditures to range between $300 million to $320 million for 2014.

Oiltanking Partners, L.P. is engaged in the marine terminalling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. The Partnership’s assets are located along the Gulf Coast of the United States on the Houston Ship Channel and in Beaumont, Texas. The Partnership’s general partner is wholly-owned by an affiliate of Enterprise Products Partners L.P. (NYSE: EPD). For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Partnership believes investors benefit from having access to the same financial measures used by its management. These non-GAAP financial measures are commonly employed by management, financial analysts and investors to evaluate our performance from period to period and to compare our performance with the performance of our peers.

The Partnership defines Adjusted EBITDA as net income before net interest expense, income tax expense, depreciation and amortization expense and other income, as further adjusted to exclude non-cash unit-based compensation expenses and gains and losses on disposals of fixed assets. Adjusted EBITDA is a non-GAAP supplemental financial performance measure management and other third parties, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to the performance of its peers, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items affecting net income.

Distributable cash flow is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as net income before (i) depreciation and amortization expense; (ii) non-cash unit-based compensation expense; (iii) gains or losses on disposal of fixed assets; and (iv) other (income) expense; less maintenance capital expenditures. Maintenance capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues. Management believes distributable cash flow is useful to investors because it removes non-cash items from net income and provides visibility regarding the Partnership’s cash available for distribution to unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total distribution payable to all unitholders, the general partner interest and incentive distribution rights.

The Partnership defines the ratio of debt to Adjusted EBITDA for any given period as the ratio of total outstanding debt, including the current portion at the end of such period, to Adjusted EBITDA for the latest twelve month period.

Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. The presentation of these measures may not be comparable to similarly titled measures of other companies in the industry because the Partnership may define these measures differently than other companies.

Please see the attached reconciliations of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA.

Contact Information:

For Investors:
Mark Buscovich
Manager, FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458 or (281) 457-7929

For Media:
Rick Rainey
Vice President
rrainey@eprod.com
(713) 381-3635
— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues	$66,401	$58,531	$195,427	$150,796
Costs and expenses:
Operating	15,916	11,339	43,676	31,783
Selling, general and administrative	6,889	6,235	18,931	15,973
Depreciation and amortization	6,001	5,336	16,980	14,807
Gain on disposal of fixed assets	—	(153)	(88)	(153)
Total costs and expenses	28,806	22,757	79,499	62,410
Operating income	37,595	35,774	115,928	88,386
Other income (expense):
Interest expense	(802)	(2,496)	(3,004)	(5,147)
Interest income	6	1	94	4
Other income	2	(7)	7	12
Total other expense, net	(794)	(2,502)	(2,903)	(5,131)
Income before income tax expense	36,801	33,272	113,025	83,255
Income tax expense	(347)	(389)	(1,064)	(704)
Net income	$36,454	$32,883	$111,961	$82,551

Allocation of net income to partners:
Net income allocated to general partner	$8,579	$7,413	$27,065	$14,473
Net income allocated to common unitholders	$14,831	$12,735	$45,128	$34,039
Net income allocated to subordinated unitholders	$13,044	$12,735	$39,768	$34,039

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.34	$0.33	$1.02	$0.88
Subordinated unit (basic and diluted)	$0.34	$0.33	$1.02	$0.88

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	44,211	38,900	44,137	38,900
Subordinated units (basic and diluted)	38,900	38,900	38,900	38,900

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	September 30,	December 31,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$21,558	$17,332
Receivables:
Trade	32,405	18,013
Affiliates	1,001	127
Other	2,864	613
Notes receivable, affiliate	—	100,000
Prepaid expenses and other	5,177	1,502
Total current assets	63,005	137,587
Property, plant and equipment, net	787,578	585,826
Intangible assets	3,739	3,739
Other assets, net	4,247	1,822
Total assets	$858,569	$728,974
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued liabilities	$79,658	$38,104
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	2,673	4,264
Total current liabilities	84,831	44,868
Long-term debt, affiliate, less current maturities	223,250	188,300
Deferred revenue	10,321	2,159
Total liabilities	318,402	235,327
Commitments and contingencies
Partners’ capital:
Common units (44,228,692 units issued and outstanding at September 30, 2014 and December 31, 2013)	432,022	418,435
Subordinated units (38,899,802 units issued and outstanding at September 30, 2014 and December 31, 2013)	61,496	50,611
General partner’s interest	46,649	24,601
Total partners’ capital	540,167	493,647
Total liabilities and partners’ capital	$858,569	$728,974

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$111,961	$82,551
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,980	14,807
Gain on disposal of fixed assets	(88)	(153)
Amortization of deferred financing costs	156	144
Unit-based compensation	999	—
Changes in assets and liabilities:
Trade and other receivables	(16,946)	(12,227)
Prepaid expenses and other assets	(6,256)	(1,106)
Accounts receivable/payable, affiliates	(2,227)	936
Accounts payable and accrued liabilities	19,815	1,800
Deferred revenue	11,931	1,093
Total adjustments from operating activities	24,364	5,294
Net cash provided by operating activities	136,325	87,845
Cash flows from investing activities:
Issuance of notes receivable, affiliate	(2,000)	(7,000)
Collections of notes receivable, affiliate	102,000	33,000
Payments for purchase of property, plant and equipment	(200,769)	(135,854)
Proceeds from sale of property, plant and equipment	95	264
Purchase of intangible assets	—	(3,739)
Proceeds from property casualty indemnification	303	—
Net cash used in investing activities	(100,371)	(113,329)
Cash flows from financing activities:
Borrowings under loan agreement, affiliate	—	50,000
Borrowings under credit agreement, affiliate	37,000	86,000
Payments under notes payable, affiliate	(2,050)	(2,050)
Payments under credit agreement, affiliate	—	(50,000)
Debt issuance costs	—	(225)
Contribution from general partner	127	—
Distributions paid to partners	(66,805)	(48,782)
Net cash (used in) provided by financing activities	(31,728)	34,943
Net increase in cash and cash equivalents	4,226	9,459
Cash and cash equivalents — Beginning of period	17,332	7,071
Cash and cash equivalents — End of period	$21,558	$16,530

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Storage capacity, end of period (mmbbls) (1) (3)	24.7	19.9	24.7	19.9
Storage capacity, average (mmbbls) (3)	24.2	19.6	22.9	19.5
Terminal throughput (mbpd) (2)	1,211.6	1,095.2	1,176.2	1,037.6
Vessels per period	231	250	718	669
Barges per period	776	879	2,225	2,498
Trucks per period	17,437	9,411	47,216	21,549
Rail cars per period	—	1,170	148	4,758
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

(3)
During the third quarter of 2014, we placed into service approximately 1.1 million barrels of storage capacity. Amounts do not reflect approximately 390,000 barrels of storage capacity placed into service in October 2014.

Revenues by service category:
(In thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Storage service fees	$39,257	$30,843	$108,674	$87,421
Throughput fees	24,278	24,146	77,857	56,064
Ancillary service fees	2,866	3,542	8,896	7,311
Total revenues	$66,401	$58,531	$195,427	$150,796

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

Three Months Ended	Nine Months Ended
September 30,	September 30,
2014	2013	2014	2013

Reconciliation of Adjusted EBITDA and Distributable cash flow from net income:
Net income	$36,454	$32,883	$111,961	$82,551
Depreciation and amortization	6,001	5,336	16,980	14,807
Income tax expense	347	389	1,064	704
Interest expense, net	796	2,495	2,910	5,143
Gain on disposal of fixed assets	—	(153)	(88)	(153)
Non-cash unit-based compensation expense	999	—	999	—
Other income	(2)	7	(7)	(12)
Adjusted EBITDA	$44,595	$40,957	$133,819	$103,040
Interest expense, net	(796)	(2,495)	(2,910)	(5,143)
Income tax expense	(347)	(389)	(1,064)	(704)
Maintenance capital expenditures	(4,822)	(900)	(7,651)	(1,895)
Distributable cash flow	$38,630	$37,173	$122,194	$95,298

Cash distributions (1)	$26,009	$18,150	$72,033	$51,440

Distribution coverage ratio	1.49	x	2.05	x	1.70	x	1.85	x

_____________

(1)	Amounts represent cash distributions declared for our limited partner units, general partner interest and incentive distribution rights, as applicable, for each respective period.

Reconciliation of Debt to Adjusted EBITDA Ratio:

2014 Latest Twelve Months (LTM) Adjusted EBITDA (as of September 30, 2014):
Adjusted EBITDA for the nine months ended September 30, 2014	$133,819
2013 Adjusted EBITDA (1)	145,275
Less: Adjusted EBITDA for the nine months ended September 30, 2013	(103,040)
2014 Latest Twelve Months (LTM) Adjusted EBITDA (as of September 30, 2014)	$176,054

Total debt, including current portion at September 30, 2014	$225,750
Debt/Adjusted EBITDA Ratio	1.28	x
_____________

(1)	Please refer to the press release of Oiltanking Partners, L.P. issued February 24, 2014, for a reconciliation of Adjusted EBITDA for the year ended December 31, 2013 from net income.

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